Exhibit 10.8

Addendum A

To the

Executive Employment Agreement

by and between

SmartMetric, Inc. and

Ms. Chaya Coleena Hendrick

This Addendum, dated the 30th of September 2015, is made to the AGREEMENT (the “Agreement”) made and entered into the 1st day of July, 2012, by and between SmartMetric, Inc., (hereinafter referred to as the “Company”) and Ms. Chaya Coleena Hendrick (Hereinafter referred to as the “Executive”)

Both parties hereto agree as follows:

That in case of any conflict between any terms and conditions herein and those in the Agreement dated 1st day of July, 2012, the terms and conditions herein shall supersede those in the aforementioned Agreement; and that remaining terms and conditions of the aforementioned Agreement shall not be affected.

Patent License Option: For the issuance of 200,000 Series B preferred shares of the Company (“Series B Shares”), the Executive hereby grants the Company the first right to purchase or license any patents (the “Patent Option”) relating to “Smartcards” which the Executive (i) shall apply for with the relevant patent authorities during the term of the Agreement, and (ii) are currently applied for with the relevant patent authorities or pending as of the date hereof (the “Patent Rights”). The Company shall be granted the first option to purchase or license any Patent Rights of the Executive’s relating to “Smartcards” currently pending upon such terms and conditions as are mutually agreeable to the Company and the Executive, to be negotiated in reasonable good faith. Upon the application for any additional patents regarding “Smartcards” the Company shall be granted the first option to purchase or license such additional Patent Rights upon such terms and conditions as are mutually agreeable to the Company and the Executive, to be negotiated in reasonable good faith.

If, upon the Company’s receipt of notice of any Patent Rights of the Executive’s in writing (“Patent Notification”) the parties fail to successfully negotiate and execute a purchase or license agreement as it relates to the Patent Right that is the subject of such Patent Notification within 60 calendar days of the receipt of such Patent Notification, the Executive shall be permitted to retain or transfer the Patent Rights to a third party without any subsequent notice to the Company.

In exchange for the Patent Option the Company agrees, during the term of the Agreement, to pay for any fees and/or expenses related to the application for the Executive’s Patent Rights with the relevant patent authorities, including, but not limited to, legal or filing fees.

IN WITNESS WHEREOF, the Parties have executed this Addendum to the Agreement dated 30th of September 2015, on the day and year first above written.

SMARTMETRIC, INC.

/s/ Jay Needleman

Name: Jay Needleman

Title: Chief Financial Officer

CONFIRMED AND AGREED:

Chaya Coleena Hendrick

/s/ Chaya Coleena Hendrick

Chief Executive Officer

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is made and effective as of July 1, 2012, by and between SmartMetric, Inc. ("Company") and M/s. Chaya Coleena Hendrick ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

Employment.

Company hereby agrees to continue to employ Executive as its President & CEO and Executive hereby accepts such employment in accordance with the terms of this Agreement. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned, if any, by the board of directors of the Company. Executive shall devote her majority of productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive is permitted, during the term of this Agreement, directly or indirectly to engage in other businesses, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company. In addition to the duties described herein, Executive is also authorized and directed to do the following:

To manage the day to day business of SmartMetric, Inc. overseeing and managing all aspects including but not limited to product development, marketing, sales, distribution, hiring and all responsibilities normally undertaken by a Company President and Chief Executive Officer.

It is recognized and accepted by the Company that Executive has other businesses that she owns, operates and or manages, and while spending the bulk of her time working on the business of SmartMetric, Inc., is free without limitation to pursue her other business activities.

It is further noted that Executive holds inventions independent to the Company, SmartMetric, Inc. and is free to initiate, write, invent and or create other inventions independent of SmartMetric, Inc. and SmartMetric, Inc. may have no claim or economic interest in any patents, inventions or new products unless expressly sold or licensed to SmartMetric, Inc. by the employee. It is recognized that the employee is free to invent and register new Patents and Trademarks that will remain the sole property of the inventor and or its assignees or purchasers.

Compensation.

Executive will be paid compensation during this Agreement as follows:

A.	A base salary of $190,000.00 One Hundred and Ninety Thousand Dollars per year, payable in installments according to the Company's regular payroll schedule. The base salary shall be adjusted at the end of each year of employment at the discretion of the board of directors.

B.	An incentive management fee equal to $50,000.00 beginning with the Company's year-end of June 30, 2012 and each fiscal year thereafter during the term of this Agreement. The incentive management fee payment shall be made within thirty (30) days after the Company has manufactured its first product. The incentive management fee shall increase by 25% per annum calculated at the conclusion of each calendar year and shall be based on the continued manufacturing and sales of product by SmartMetric, Inc.

C.	The incentive management fee at discretion may be paid to the employees associated company Applied Cryptography or any other company the employee so directs.

Benefits.

A.	Holidays. Executive will be entitled to at least all public holidays paid holidays each calendar year and 14 personal days. Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Executive is not entitled to any personal holidays during the first six months of employment.

B.	Vacation. Following the first six months of employment, Executive shall be entitled to 4 Weeks paid vacation each year.

C.	Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be granted at the discretion of the board of directors.

D.	Medical and Group Life Insurance. Company agrees to include Executive in the group medical and hospital plan of Company and provide group life insurance for Executive at no charge to Executive in the amount of $1,000,000.00 during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

E.	Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

F.	Automobile. Company will provide to Executive the use of an automobile of Executive's choice at a gross purchase price not to exceed $60,000.00. Company agrees to replace the automobile with a new one at Executive's request no more often than once every two years. Company will pay all automobile operating expenses incurred by Executive in the performance of an Executive's company duties. Company will procure and maintain in force an automobile liability policy for the automobile with coverage, including Executive, in the minimum amount of $1,000,000 combined single limit on bodily injury and property damage.

G.	Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipt as required by the Company policy. The company shall pay the Executive all relocation costs, living costs, motor vehicle purchase/lease or rental costs including insurances and accommodation expenses for time spent in Buenos Aires, Argentina while overseeing and managing the establishment of the Company’s manufacturing facility in Argentina. Any additional costs associated with safety precautions for the executive while living in Argentina will be paid for by the company. Any illness contracted while on company time spent in a foreign country shall be covered and paid for by the Company.

Term and Termination.

A.	The Initial Term of this Agreement shall commence on July 1, 2012 and it shall continue in effect for a period of 60 months. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for the remaining period of Initial Term, plus an amount equal to $350,000.00 of Executive's base salary.

B.	This Agreement and Executive's employment may be terminated by Company only by cause, and provided that in such case, Executive shall be paid $350,000.00 of Executive's then applicable base salary. In the event of such a termination by cause, Executive shall be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise.

C.	This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection.

D.	In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, excepting in the case of illness, engages in any conduct which is criminally dishonest, then the Company may terminate this Agreement upon thirty (30) days notice to Executive.

E.	In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

No Attachment.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or her estate and their conveying any rights hereunder to the person or persons entitled thereto.

Costs of Enforcement.

In the event of the commencement of any legal proceeding, whether or not instituted by the Company or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, the Company shall reimburse the Executive her costs and expenses (including attorneys’ fees and expenses), unless the Company prevails on each and every material issue in the proceeding.

Binding Agreement; No Assignment.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by him. This Agreement may not be assigned by the Company except (a) in connection with a sale of all or substantially all of its assets or a merger or consolidation of the Company, or (b) to an entity that is a subsidiary or affiliate of the Company. Any attempted assignment in violation of this Section shall be null and void.

Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

SmartMetric, Inc.

1150 Kane Concourse, Suite 402, Bay Harbor Islands, FL. 33154 U.S.A.

If to Executive:

Ms. Chaya Coleena Hendrick, 9195 Collins Avenue, Apt 302 Surfside, FL. 33154 U.S.A.

Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only be a further writing that is duly executed by both parties.

Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State Nevada, USA.

Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

No Assignment.

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

Arbitration.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Nevada, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Jay Needelman

Jay Needelman, CFO SmartMetric, Inc.

/s/ Chaya Coleena Hendrick

Chaya Coleena Hendrick, CEO SmartMetric, Inc.